Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

UDynamics Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees Previously Paid	Equity	Class A Ordinary Shares	(1)	457(o)		$	$21,000,000.00		$2,900.10
Fees Previously Paid	Equity	Class A Ordinary Shares	(2)	457(o)			3,150,000.00		435.02
Fees to be Paid	Equity	Class A Ordinary Shares	(3)	457(o)			18,200,000.00	0.0001381	2,513.42
Fees to be Paid	Equity	Class A Ordinary Shares	(4)	457(o)		$	$2,730,000.00	0.0001381	$377.01

Total Offering Amounts:							$45,080,000.00		6,225.55
Total Fees Previously Paid:									3,335.12
Total Fee Offsets:									0.00
Net Fee Due:									$2,890.43

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Offering Note(s)

(1)	The registration fee for securities is based on an estimate of the Maximum Aggregate Offering Price of the securities, which is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2)	Reflects the additional shares that the underwriter has the option to purchase to cover over-allotments, if any.
(3)	The registration fee for securities is based on an estimate of the Maximum Aggregate Offering Price of the securities, which is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(4)	Reflects the additional shares that the underwriter has the option to purchase to cover over-allotments, if any.